TERMS OF AGREEMENT


    AGREEMENT made as of the _______ day of________________________, 19______ by
and between _____TRANSITION ANALYSIS COMPONENT TECHNOLOGY, INC. ("TACTech") and ( "Subscriber").

1. Service and Equipment.
    A. The "Service" provided in connection with this Agreement consists of a microcircuit management system which includes (i) one or more modules of a search system for accessing a proprietary integrated database (the "TACTech Database"), as set forth on Schedule A annexed hereto and by its terms made a part hereof ("Schedule A"), (ii) the software relating to all such modules;
(iii) all documentation or user manuals relating to the TACTech Database (collectively the "Documentation"), and (iv) an authorized copy of a particular communications software program, in each case as are provided by TACTech to Subscriber under this Agreement.

    B. The "Equipment" provided in connection with this Agreement, other than the communication software which is being provided to all Subscribers, will only be provided by TACTech to a Subscriber which has all three modules described on Schedule A hereto. Such Equipment, if any, will consist of (i) an IBM PS/2, (ii) a 2400 band modem, and (iii) a Printer, all as more particularly described in said Schedule A.

    2. License. Subject to the terms of this Agreement, TACTech grants Subscriber a non-exclusive, non-transferable limited site license (the "License") to access data (the "Data") using the Service and Equipment, if any. Except as otherwise provided herein, Subscriber will have access to the Database through Subscriber's own computer equipment located in Subscriber's office at such times as the Database is generally available for such access. The License includes the right to generate printouts of specially formatted portions of the Database, provided, however, that other than as required for Subscriber to effectively utilize the Database, such printouts shall not be reproduced, transferred, transmitted or distributed in any form or by any means to any unaffiliated third parties by Subscriber without the prior written consent of TACTech.

    3. Limitation of License. TACTech represents that the Service and the Database are the sole property of TACTech and are protected by appropriate copyrights. Data may be stored in memory, manipulated, analyzed, reformatted, printed and displayed for Subscriber use only. Subscriber may not redistribute, reproduce, transfer or transmit (except to employees of Subscriber) any of the specially formatted portions of the Data or the Database in any form or by any means to any third party without TACTech's prior written consent. Subscriber may use the Service, modules and Database only for its own internal purposes and shall not use the Service and/or its individual components as a component of or a basis for any materials, reports, database or the like prepared for commercial sale, access or distribution outside Subscriber's organization. Subscriber is not permitted to duplicate components of the service, or portions thereof, in any way except that Subscriber may make archival copies of Subscriber's individual search results generated by the input into the TACTech Database of Subscriber's particular data for backup or support purposes only, provided that such archival copies shall contain the same copyright notice and proprietary markings as appear on the original software. Specific restrictions concerning Subscriber's use of the Service, or portions thereof, include the following: (1) Subscriber is permitted under this Agreement to use the Equipment, if any, provided, however, that Subscriber agrees to take reasonable care in the use and maintenance of such Equipment; (2) Subscriber may not reverse engineer, decompile, modify in any way or create derivative works based on the Service, or any portion thereof; and (3) portions of the TACTech Database limited to individual search results may be copied onto electronic/magnetic media (or other machine-readable form) solely for temporary use in conjunction with Subscriber's editing or reformatting of data for purpose of making a single printout (human-readable copy) thereof.

    4. Rights in the Data. Except for the License granted herein, all right, title and interest in the Database and the specially formatted Data in all languages, formats and media throughout the world, are and shall continue to be, the exclusive property of TACTech. Subscriber shall acquire no ownership rights in or title to the Service, the Equipment (except as otherwise provided herein), the TACTech Database, or any portions thereof. Subscriber's use of the Service is subject to the disclaimers and restrictions on use contained herein.

    5. Term of Agreement. This Agreement and the license granted hereunder, upon acceptance by TACTech, shall remain in force for a period of one (1) year from the date of this Agreement unless terminated by either party upon thirty (30) days prior written notice to the other party. In addition to any rights or remedies available to it, TACTech may terminate this Agreement and all licenses hereunder if Subscriber commits a material breach of any provision of this Agreement. This Agreement, may, by mutual written agreement, be renewed for successive one (1) year periods, prior to the expiration of the then current term and subject to the then current prices, provided, however, that Subscriber's first renewal of this Agreement shall be at the prices in effect on the date of this Agreement, except that new or additional services then being provided to Subscriber for a separate or additional fee shall be added to the prices otherwise prevailing. Renewals shall also be subject to termination as provided herein. If TACTech introduces new or additional services or significantly modifies existing modules or services, TACTech may charge a separate or additional fee therefor, provided TACTech notifies Subscriber of such separate or additional fee. Such notification will be deemed to modify Schedule A hereto; provided, however, Subscriber may decline to subscribe to such new or additional services in which case Subscriber shall not be obligated to pay any separate or additional fees thereon. If TACTech terminates this Agreement or Subscriber's access to the Database due to no fault of Subscriber, TACTech shall refund to Subscriber a pro rata portion of the Subscription fees.

    6. Responsibilities of Subscriber. The terms of this Agreement are applicable to all Licenses, user identification numbers and passwords issued under this Agreement. The documentation and any other software materials relating to the Service, including all portions thereof, except where expressly stated otherwise, contain proprietary information and are protected by copyright, trade secret and other laws respecting proprietary rights. Subscriber shall take all necessary action to restrict, control and limit and shall be responsible for all access to and use of the Database and Data contained therein by Subscriber's personnel and/or by the use of Subscriber's passwords, whether or not Subscriber has knowledge of or authorizes such access and use. In the event of the loss or theft of a password, it is the responsibility of Subscriber to notify TACTech in writing, and Subscriber shall be relieved of liability for charges incurred on such password after TACTech's receipt of notice and an opportunity during regular business hours to terminate the stolen password.

    7. Charges. The charges and costs payable by Subscriber shall be as stated in Schedule A hereto. Billing and payment shall also be provided in said Schedule A.

    8. Passwords. Subscriber will receive one or more passwords which can be used to access and use the Database. Passwords may be restricted from accessing certain data on the Database.

    9. Copyright. Unless each printout page or other form of retrieved specially formatted Data contains a TACTech copyright notice, Subscriber shall insure that the following TACTech copyright notice (including the then current calendar year) appears thereon, unless otherwise instructed: COPR. (c) ACTECH [YEAR].

    10. Training. TACTech will provide Subscriber with such training at locations and times designated by TACTech, and such user manuals, as it customarily provides to other Subscribers who are granted access to the Database and as are set forth on Schedule A hereto. Costs incurred by Subscriber for travel, lodging, meals and related costs associated with such training will be borne by Subscriber.

    11. Disclaimer of Warranty. The Service is provided by TACTech to Subscriber for use as a guide only. Accordingly:

        A. TACTech warrants (a) that it has the right to license the use of the Service pursuant to this Agreement; and (b) that, for the duration of this Agreement, the Service and all Equipment supplied by TACTech and used in accordance with the accompanying Documentation will function in accordance with TACTech's published specifications. Except for the foregoing warranty, TACTech MAKES NO REPRESENTATIONS OR WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION, WARRANTIES OF MERCHANTABILITY OF FITNESS FOR A PARTICULAR PURPOSE. PART OF THE DATA IN THE DATABASE ORIGINATES FROM THIRD PARTIES; TACTech DOES NOT WARRANT, GUARANTEE, OR MAKE ANY REPRESENTATIONS OF CORRECTNESS, ACCURACY, RELIABILITY, CURRENTNESS, OR OTHERWISE, WITH RESPECT TO THE USE OR THE RESULTS OF THE USE OF THAT DATA OR ANY OTHER ELEMENT IN THE SERVICE. THE ENTIRE RISK AS TO THE RESULTS AND PERFORMANCE OF THE SERVICE IS ASSUMED BY SUBSCRIBER.

        B. NO ORAL OR WRITTEN INFORMATION OR ADVICE GIVEN BY TACTech, ITS AGENTS OR ITS EMPLOYEES SHALL CREATE A WARRANTY AND SUBSCRIBER MAY NOT RELY ON ANY SUCH INFORMATION OR ADVICE.

        C. TACTech SHALL NOT BE LIABLE FOR ANY DIRECT, INDIRECT, CONSEQUENTIAL OR INCIDENTAL DAMAGES (INCLUDING BUT NOT LIMITED TO DAMAGES FOR LOSS OF BUSINESS INFORMATION AND THE LIKE) ARISING OUT OF THE USE OR INABILITY TO USE THE SERVICE OR THE EQUIPMENT, WHETHER OR NOT FORESEEABLE, WHETHER OR NOT CAUSED BY THE NEGLIGENCE OF TACTech AND/OR ITS SUPPLIERS, AND WHETHER OR NOT EXCLUSIVE REMEDIES ARE DEEMED TO HAVE FAILED, EVEN IF TACTech HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

        D. THE LIABILITY OF TACTech UNDER THIS AGREEMENT SHALL IN NO EVENT EXCEED THE FEES PAID BY SUBSCRIBER HEREUNDER.

12. Indemnification.

           (a) Except as otherwise provided in this Section 12, Subscriber assumes sole responsibility for all use by it of the Database and the Data therein and hereby indemnifies and holds TACTech, its affiliates and agents, harmless against any liability or claim of any person arising from such use of the Database or the Data derived therefrom.

           (b) It is agreed that TACTech shall defend at its expense any suit against Subscriber based on a claim that any software access to the Data and the Database purchased by Subscriber infringes any United States Letters of Patent or Copyright or violates any trade secret or other proprietary right of any third party, except that TACTech shall have no liability with respect to those claims under Letters Patent covering combinations of such software access with software not furnished by TACTech. TACTech shall pay costs and damages finally awarded in any such suit provided that TACTech is notified in writing of the suit and give authority, information and assistance at TACTech's expense for the defense of same, up to, but not in excess of the amount of all fees paid in the prior twelve months by Subscriber to TACTech.

        13. Force Majeure. Neither TACTech, its affiliates or agents shall be liable or deemed to be in default for delays, failure in performance or loss resulting directly or indirectly from any cause or circumstance beyond its reasonable control including, but not limited to acts of God, war, riot, embargoes, acts of civil or military authority, fire, flood, accidents, strikes or labor shortages, shortages of transportation facilities or software programs not included in the service, delays or interruptions due to electronic or mechanical equipment failures, to telephone or other interconnect problems, to defects or to the elements, or other causes or conditions over which TACTech, its affiliates and its agents have no direct control.

        14. Return of Material and Equipment. Upon termination of this Agreement for any reason whatsoever, subscriber must return at the expense of TACTech, by a traceable means of transit selected by TACTech forthwith to TACTech all Equipment, if any, manuals, user guides and similar materials, provided by TACTech in connection with the use of the Database.

        15. Limitation of Claims. No claims, regardless of form, which in any way arises out of this Agreement or the use of, or inability to use, the Database or the Data, may be made, nor action based upon such claim brought, by either party, more than one year after the cause of action has accrued.

        16. Effect of Agreement. This Agreement (which shall include all addenda and schedules hereto) embodies the entire understanding between the parties with respect to the subject matter hereof and supersedes any and all prior understandings and agreements, oral or written, relating hereto.

        17. Governing Law. This Agreement shall be governed by and construed under the laws of the State of California

        18. No Assignment. Neither this Agreement nor any part or portion hereof shall be assigned, sublicensed or otherwise transferred by either party without the other party's prior written consent.

        19. General Provisions. Should any provision of this Agreement be held to be void, invalid, unenforceable or illegal by a court, the validity and enforceability of the other provisions shall not be affected thereby. Failure of either party to enforce any provision of this Agreement shall not constitute or be construed as a waiver of such provision or of the right to enforce such provision. This Agreement may be executed in counterparts which taken together shall constitute one Agreement, and either party may execute this Agreement by signing any such counterpart.

        20. Notices; Consent to Service. Any notice, request, election, payment or other communication required or permitted to be given by any party under any provision of this Agreement shall be sufficient if in writing and personally delivered or mailed first class, postage prepaid, by registered or certified mail, return receipt requested, to the following address, or to such other address as any party shall designate upon written notice to the other party pursuant to this Section 20.


     IF TO TACTech:                                    IF TO SUBSCRIBER:
     Transition Analysis Component
       Technology, Inc.                                _________________________
     22700 Savi Ranch Parkway                          _________________________
     Yorba Linda, CA 92887                             _________________________


        21. Conflict. In the event of any conflict or inconsistency between the provisions of this Agreement and any other agreement or document between TACTech and Subscriber, the provisions of this Agreement shall prevail.


TRANSITION ANALYSIS COMPONENT         SUBSCRIBER:
TECHNOLOGY, INC.

By:________________________________   Firm Name: ______________________________

Title: ____________________________   By: _____________________________________

Date:  ____________________________   Title: __________________________________

                                      Date: ___________________________________

                  RIDER TO AGREEMENT (THE "AGREEMENT") DATED
                    MAY 19, 1993 BETWEEN TRANSITION ANALYSIS
                  OF COMPONENT TECHNOLOGY, INC. ("TACTech") AND
                      ARROW ELECTRONICS INC. ("SUBSCRIBER")


1. All capitalized terms used in this Rider but not defined herein shall have the meanings ascribed to them in the Agreement. In the event of any inconsistency between the terms of this Rider and the terms of the Agreement, the terms of this Rider shall prevail.

2. The first sentence of Section "2. License" shall be deleted and the following sentences shall be substituted in its place:

                  "Subject to the terms of this Agreement, TACTech grants Subscriber a non-transferable limited use license (the "License") to access data (the "Data") using the Service and Equipment, if any. TACTech agrees that during the term of this Agreement TACTech will not grant to any other party a license, or otherwise authorize any other party, to have access to the Data using the Service if such other party is in the business of distributing electronic component parts, except that the foregoing shall not apply to Rochester Electronics for so long as it remains a distributor of obsolete or DMS products for the D.O.D. and its contractors. It is expressly understood and agreed that a party which is in the business of manufacturing electronic component parts and selling those parts which it manufactures shall not be deemed a party which is in the business of distributing electronic component parts."

3. The following sentence shall be added as the last sentence of Section "3. Limitation of License":

                  "The License does not authorize Subscriber to have more than three simultaneous users of the Service and only authorizes use of the Service by employees of Subscriber's ____________________ Division."

4. Section "5. Term of Agreement" shall be restated in its entirety as follows:

                  "This Agreement and the license granted hereunder, upon acceptance by TACTech, shall remain in force for a period of three (3) years from the date of this Agreement, subject however to earlier termination upon written notice of election to so terminate given by either party if (i) the other party commits a material breach of this Agreement and fails to cure same within 15 days of written notice thereof from the non-defaulting party, or (ii) the other party becomes insolvent or bankrupt or admits in writing its inability to pay its debts as they mature, or makes an assignment for the benefit of creditors, or ceases to function as a going concern or to conduct its operations in the normal course of business. This Agreement, may, by mutual written agreement, be renewed for successive one (1) year periods, prior to the expiration of the then current term and subject to the then current prices. Renewals shall also be subject to termination as provided herein. If TACTech introduces new or additional modules or services or significantly modifies existing modules or services, TACTech may charge a separate or additional fee therefor, provided TACTech notifies Subscriber of such separate or additional fee. Such notification will be deemed to modify Schedule A hereto; provided however, Subscriber may decline to subscribe to such new or additional services in which case Subscriber shall not be obligated to pay any separate or additional fees thereon and TACTech shall be free to grant other parties the right to subscribe to such new or additional service regardless of the business in which such party is engaged."

         IN WITNESS WHEREOF, the undersigned have executed this Rider to Agreement on the 19th day of May, 1993.

TRANSITION ANALYSIS
COMPONENT TECHNOLOGY, INC.               SUBSCRIBER

By: /s/ Martin S. Fawer                  Firm Name:  Arrow Electronics, Inc.
   ----------------------                           --------------------------

Title:                                   By:        /s/ Robert E. Klatell
      -------------------                    ---------------------------------
Date:   May 19, 1993                     Title:        Senior Vice President
     ----------------------                     ------------------------------

                                         Date:         May 19, 1993
                                               -------------------------------

                                   SCHEDULE A



1. Fee Structure

   The annual fee for a subscription to the A.I.M. and M.A.X. Modules shall be $72,000. Such price includes umlimited usage via a local 1-714 area telephone number. The following features apply to the A.I.M. and M.A.X.
   Modules:

                  A.I.M. MODULE (includes LOOK-UP)

                  TRAINING:  Mandatory for two days at TACTech facility for
                             any two (2) employees of Subscriber. $400 for each additional person. (Does not include transportation or lodging).

                  SUPPORT:   Manual
                             TACTech will input up to 500 parts into this module
                             Tutorial Disk
                             Subscriber research support
                             Technical Support
                             Three-month system review

                  EQUIPMENT: Terminal Emulation Software


                  M.A.X. MODULES (includes LOOK-UP)

                  TRAINING:  OPTIONAL, one day only.

                  SUPPORT:   Manual
                             Technical Support
                             Tutorial Disk
                             Three-month system review
                             Subscriber research support

                  EQUIPMENT: Terminal Emulation Software

2. Basic Subscription

   The License includes new Subscriber material, manuals, a system password, and an authorized copy of a terminal emulation software program. Each Subscriber will receive a user identification number.

3. Availability of Database

   Subject to the provisions of the next sentence, TACTech will make a Database available to Subscriber seven days per week, 24 hours per day. Service will not be provided on any day which is a legal holiday under federal or state law. Availability of service is subject to change by TACTech with prior written notice.

4. Billing and Payment Procedure

   Invoices in the amount of $6,000 each, will be issued as of the first day of each month and payment is due on or before the tenth (10th) day of the month. In the event that Subscriber does not make payment within fifteen
   (15) days of the due date, TACTech may terminate this Agreement and/or may cease to provide the Service to Subscriber until such time as Subscriber pays to TACTech the full amount due to TACTech, and/or may exercise any other remedies provided by law; in additional, TACTech may charge Subscriber up to the maximum legal interest on any unpaid balance.

5. Passwords

   Each Password issued to Subscriber will access the Service and Database existing on the date the license is issued to Subscriber.